Exhibit 99.1

BY EMAIL

June 28, 2012

Fred Amoroso, Chairman

Ross Levinsohn, Interim CEO

Yahoo! Inc.

701 First Avenue

Sunnyvale, California 94089

Dear Fred and Ross:

With this letter, I am notifying you of my resignation as Executive Vice President, General Counsel and Secretary of Yahoo! Inc., as well as all my other positions as an officer, director, trustee or other position with subsidiaries or affiliates of Yahoo! Inc., effective July 9, 2012.

After twelve and a half years with Yahoo!, I have made the decision to move on to new opportunities. Since joining Yahoo! in December 1999, I’ve had nothing but affection for this amazing company and its incredible employees around the world. As I depart, I have great confidence in Yahoo! and I wish you and the rest of the Yahoo! team all the best for future success.

Sincerely,

/s/ Michael J. Callahan

Michael J. Callahan